EXHIBIT 99.1

Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Announces Closing of Red Rock Drop Down Acquisition

Dallas, Texas (March 18, 2014) - Summit Midstream Partners, LP (NYSE: SMLP) today announced that its wholly owned subsidiary, Grand River Gathering, LLC (“Grand River”), has closed the previously announced acquisition of Red Rock Gathering Company, LLC (“Red Rock”) from a subsidiary of Summit Midstream Partners, LLC (“Summit Investments”) for total cash consideration of $305.0 million, subject to customary working capital adjustments. The Red Rock drop down was financed with the net proceeds from SMLP’s primary equity offering of 5.3 million common units and borrowings under SMLP’s revolving credit facility.
Red Rock is a natural gas gathering and processing system located in the Piceance Basin in western Colorado and eastern Utah with approximately 1,480 miles of low-pressure and high-pressure pipeline, 54,000 horsepower of compression and two processing plants with 50 MMcf/d of processing capacity. The Red Rock system gathers and processes natural gas, primarily under fee-based contracts, for more than 55 producer customers. Natural gas on the Red Rock system interconnects with downstream pipelines serving Enterprise Products Partners L.P.’s (“Enterprise”) Meeker Natural Gas Processing Plant, Williams Partners L.P.’s Northwest Pipeline system, and Kinder Morgan Energy Partners L.P.’s TransColorado Pipeline system. Processed natural gas liquids from the Red Rock system are injected into Enterprise’s Mid-America Pipeline system.
Red Rock’s largest customers include subsidiaries of WPX Energy, Inc., Encana Corporation, Noble Energy, Inc., Black Hills Corporation, Piceance Energy LLC, and Ursa Resources Group II LLC. For the year ended December 31, 2013, volume throughput on the Red Rock system averaged 148 MMcf/d and more than 80.0% of its revenue was generated from fee-based services.
Pro forma for the Red Rock drop down, SMLP will continue to generate more than 90.0% of its revenue under long-term, fee-based contracts and will have over 4.2 Tcf of minimum volume commitments through 2026.
The terms of the Red Rock drop down transaction were approved by the board of directors of SMLP’s general partner and by the board’s conflicts committee, which consists entirely of independent directors. The conflicts committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP acted as its legal advisor.
Because of the common control aspects in a drop down transaction, the Red Rock acquisition is deemed a transaction between entities under common control and, as such, will be accounted for on an “as if pooled” basis for all periods in which common control existed. As a result, SMLP’s financial results will retrospectively include Red Rock’s financial results for all periods ending after October 23, 2012.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas gathering, treating and compression services pursuant to long-term, primarily fee-based natural gas gathering agreements with our customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado. SMLP owns and operates 2,285 miles of pipeline and 236,580 horsepower of compression. SMLP is headquartered in Dallas, TX with regional corporate offices in Houston, TX, Denver, CO and Atlanta, GA.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our

EX 99.1-1

EXHIBIT 99.1

actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2014 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-2